                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)
                    INFORMATION TO BE INCLUDED IN STATEMENTS
                FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                                (Amendment No. )(1)


                         SHIRE PHARMACEUTICALS GROUP plc
--------------------------------------------------------------------------------
                                (Name of Issuer)

                        Ordinary Shares, nominal value 5p
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   82481R106*
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ]  Rule 13d-1 (b)

       [X]  Rule 13d-1 (c)

       [ ]  Rule 13d-1 (d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of 22 Pages
-----------
* The CUSIP number provided is assigned to the American Depository Shares representing the Ordinary Shares of the Issuer. The positions reported herein by the Reporting Persons are held in the form of Ordinary Shares and American Depository Receipts.

-------------------------------                    -----------------------------
CUSIP NO.    82481R106                13G                 Page 2 of 22 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           HealthCare Ventures II, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER


                            ----------------------------------------------------
           NUMBER OF         6    SHARED VOTING POWER
            SHARES
         BENEFICIALLY             3,554,720
           OWNED BY
             EACH           ----------------------------------------------------
           REPORTING         7    SOLE DISPOSITIVE POWER
            PERSON
             WITH
                            ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  3,554,720
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,554,720
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.5%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    82481R106                13G                 Page 3 of 22 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           HealthCare Partners II, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER


                            ----------------------------------------------------
           NUMBER OF         6    SHARED VOTING POWER
            SHARES
         BENEFICIALLY             3,554,720
           OWNED BY
             EACH           ----------------------------------------------------
           REPORTING         7    SOLE DISPOSITIVE POWER
            PERSON
             WITH
                            ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  3,554,720
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,554,720
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.5%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    82481R106                13G                 Page 4 of 22 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           HealthCare Ventures III, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER


                            ----------------------------------------------------
           NUMBER OF         6    SHARED VOTING POWER
            SHARES
         BENEFICIALLY             5,508,032
           OWNED BY
             EACH           ----------------------------------------------------
           REPORTING         7    SOLE DISPOSITIVE POWER
            PERSON
             WITH
                            ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  5,508,032
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,508,032
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.9%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    82481R106                13G                 Page 5 of 22 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           HealthCare Partners III, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER


                            ----------------------------------------------------
           NUMBER OF         6    SHARED VOTING POWER
            SHARES
         BENEFICIALLY             5,508,032
           OWNED BY
             EACH           ----------------------------------------------------
           REPORTING         7    SOLE DISPOSITIVE POWER
            PERSON
             WITH
                            ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  5,508,032
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,508,032
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.9%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    82481R106                13G                 Page 6 of 22 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           HealthCare Ventures IV, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER


                            ----------------------------------------------------
           NUMBER OF         6    SHARED VOTING POWER
            SHARES
         BENEFICIALLY             1,617,528
           OWNED BY
             EACH           ----------------------------------------------------
           REPORTING         7    SOLE DISPOSITIVE POWER
            PERSON
             WITH
                            ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  1,617,528
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,617,528
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.15%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    82481R106                13G                 Page 7 of 22 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           HealthCare Partners IV, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER


                            ----------------------------------------------------
           NUMBER OF         6    SHARED VOTING POWER
            SHARES
         BENEFICIALLY             1,617,528
           OWNED BY
             EACH           ----------------------------------------------------
           REPORTING         7    SOLE DISPOSITIVE POWER
            PERSON
             WITH
                            ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  1,617,528
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,617,528
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.15%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    82481R106                13G                 Page 8 of 22 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           HealthCare Ventures V, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER


                            ----------------------------------------------------
           NUMBER OF         6    SHARED VOTING POWER
            SHARES
         BENEFICIALLY             1,564,530
           OWNED BY
             EACH           ----------------------------------------------------
           REPORTING         7    SOLE DISPOSITIVE POWER
            PERSON
             WITH
                            ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  1,564,530
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,564,530
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.1%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    82481R106                13G                 Page 9 of 22 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           HealthCare Partners V, L.P.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER


                            ----------------------------------------------------
           NUMBER OF         6    SHARED VOTING POWER
            SHARES
         BENEFICIALLY             1,564,530
           OWNED BY
             EACH           ----------------------------------------------------
           REPORTING         7    SOLE DISPOSITIVE POWER
            PERSON
             WITH
                            ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  1,564,530
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,564,530
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.1%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    82481R106                13G                Page 10 of 22 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           James H. Cavanaugh, Ph.D.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER


                            ----------------------------------------------------
           NUMBER OF         6    SHARED VOTING POWER
            SHARES
         BENEFICIALLY             12,244,810
           OWNED BY
             EACH           ----------------------------------------------------
           REPORTING         7    SOLE DISPOSITIVE POWER
            PERSON
             WITH
                            ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  12,244,810
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           12,244,810
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.7%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    82481R106                13G                Page 11of 22 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           Harold R. Werner
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER


                            ----------------------------------------------------
           NUMBER OF         6    SHARED VOTING POWER
            SHARES
         BENEFICIALLY             12,244,810
           OWNED BY
             EACH           ----------------------------------------------------
           REPORTING         7    SOLE DISPOSITIVE POWER
            PERSON
             WITH
                            ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  12,244,810
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           12,244,810
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.7%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    82481R106                13G                Page 12 of 22 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           William Crouse
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER


                            ----------------------------------------------------
           NUMBER OF         6    SHARED VOTING POWER
            SHARES
         BENEFICIALLY             12,244,810
           OWNED BY
             EACH           ----------------------------------------------------
           REPORTING         7    SOLE DISPOSITIVE POWER
            PERSON
             WITH
                            ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  12,244,810
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           12,244,810
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.7%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    82481R106                13G               Page 13 of 22 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           John W. Littlechild
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER


                            ----------------------------------------------------
           NUMBER OF         6    SHARED VOTING POWER
            SHARES
         BENEFICIALLY             12,244,810
           OWNED BY
             EACH           ----------------------------------------------------
           REPORTING         7    SOLE DISPOSITIVE POWER
            PERSON
             WITH
                            ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  12,244,810
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           12,244,810
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.7%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------------                    -----------------------------
CUSIP NO.    82481R106                13G                Page 14of 22 Pages
          ---------------
-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           Mark Leschly
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]

--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER


                            ----------------------------------------------------
           NUMBER OF         6    SHARED VOTING POWER
            SHARES
         BENEFICIALLY             8,690,090
           OWNED BY
             EACH           ----------------------------------------------------
           REPORTING         7    SOLE DISPOSITIVE POWER
            PERSON
             WITH
                            ----------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  8,690,090
--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           8,690,090
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.2%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

  (a)    Name of Issuer:

         Shire Pharmaceuticals Group plc

  (b)    Address of Issuer's Principal Executive Offices:

         East Anton
         Andover, Hampshire
         SP10 5RG England

Item 2.

  (a)    Name of Person Filing:

         HealthCare Ventures II, L.P. ("HCV II"), HealthCare Partners II, L.P. ("HCP II"), HealthCare Ventures III, L.P. ("HCV III"), HealthCare Partners III, L.P. ("HCP III"), HealthCare Ventures IV, L.P. ("HCV IV"), HealthCare Partners IV, L.P. ("HCP IV"), HealthCare Ventures V, L.P. ("HCV V"), HealthCare Partners V, L.P. ("HCP V"), Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly. See attached Exhibit A which is a copy of their agreement in writing to file this statement on behalf of each of them.(1)

  (b)    Address of Principal Business Office or, if none, Residence:

         The business address for HCV II, HCP II, HCV III, HCP III, HCV IV, HCP IV, HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Messrs. Littlechild and Leschly is One Kendall Square, Building 300, Cambridge, Massachusetts 02139.

  (c)    Citizenship:

         HCV II, HCP II, HCV III, HCP III, HCV IV, HCP IV, HCV V and HCP V, are limited partnerships organized under the laws of the State of Delaware. Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly are each United States citizens.

--------
(1) Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of HCP II, which is the general partner of HCV II, the record holder of 3,554,720 shares of Issuer's securities reported hereto. Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly are general partners of each of HCP III, HCP IV and HCP V, which are the general partner of HCV III, HCV IV and HCV V respectively, the record holder of 5,508,032, 1,617,528 and 1,564,530 shares of Issuer's securities, respectively, reported hereto.

  (d) Title of Class of Securities:

      Ordinary Shares, nominal value 5p ("Shares").

  (e) CUSIP Number:

      82481R106 (American Depository Shares)

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

         Inapplicable.

         If this statement is filed pursuant to Rule 13d-1(c), check this Box. [ ]

Item 4.  Ownership.

  (a)    Amount Beneficially Owned:

         As of December 31, 1998: HCV II and HCP II beneficially owned 3,554,720 Ordinary Shares of Issuer; HCV III and HCP III beneficially owned 5,508,032 Ordinary Shares of Issuer; HCV IV and HCP IV beneficially owned 1,617,528 Ordinary Shares of Issuer; HCV V and HCP V beneficially owned 1,564,530 Shares of Issuer, consisting of 1,534,530 Ordinary Shares and 10,000 American Depository Shares(2); Dr. Cavanaugh, Messrs. Littlechild, Werner and Crouse each beneficially owned 12,244,810 Ordinary Shares of Issuer consisting of 12,214,810 Ordinary Shares and 10,000 American Depository Shares; and Mr. Leschly beneficially owned 8,690,090 Ordinary Shares of Issuer consisting of 8,660,090 Ordinary Shares and 10,000 American Depository Shares.

  (b) Percent of Class:

         As of December 31, 1998: the 3,554,720 Ordinary Shares of Issuer beneficially owned by HCV II and HCP II constitute 2.5% of Issuer's Shares outstanding; the 5,508,032 Ordinary Shares of Issuer beneficially owned by HCV III and HCP III constitute 3.9% of Issuer's Shares outstanding; the 1,617,528 Ordinary Shares of Issuer beneficially owned by HCV IV and HCP IV constitute 1.15% of Issuer's Shares outstanding; the 1,564,530 Ordinary Shares of Issuer beneficially owned by HCV V and HCP V constitute 1.1% of Issuer's Shares outstanding; the 12,244,810 Ordinary Shares of Issuer beneficially owned by each of Dr. Cavanaugh and Messrs. Littlechild, Crouse, and Werner constitute 8.7% of Issuer's Shares outstanding; and the 8,690,090 Ordinary Shares of Issuer beneficially owned by Mr. Leschly constitute 6.2% of Issuer's Shares outstanding.


--------
(2) Each American Depository Share represents three Ordinary Shares.

  (c) Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:

               Inapplicable

         (ii)  shared power to vote or to direct the vote:

               HCV II, HCP II, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of those shares owned by HCV II.

               HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to vote or direct the vote of those shares owned by HCV III.

               HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to vote or direct the vote of those shares owned by HCV IV.

               HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to vote or direct the vote of those shares owned by HCV V.

         (iii) sole power to dispose or to direct the disposition of:

               Inapplicable

         (iv) shared power to dispose of or to direct the disposition of:

               HCV II, HCP II, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCV II.

               HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to dispose of or direct the disposition of those Shares owned by HCV III.

               HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to dispose of or direct the disposition of those Shares owned by HCV IV.

               HCV V, HCP V, Dr. Cavanaugh and Messrs. Werner, Littlechild, Crouse and Leschly share the power to dispose of or direct the disposition of those Shares owned by HCV V.

Item 5.  Ownership of Five Percent or less of a Class:

         Inapplicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

         Inapplicable.

Item 8.  Identification and Classification of Members of the Group:

         Inapplicable.

Item 9.  Notice of Dissolution of Group:

         Inapplicable.

Item 10. Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to below were not acquired and were not held for purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 12, 1999                  HealthCare Ventures II, L.P.,
       Princeton, New Jersey              by its General Partner, HealthCare
                                          Partners II, L.P.,

                                          By: /s/ Jeffrey Steinberg
                                              --------------------------------
                                              Jeffrey Steinberg
                                              Administrative Partner

Dated: February 12, 1999                  HealthCare Partners II, L.P.
       Princeton, New Jersey
                                          By: /s/ Jeffrey Steinberg
                                              --------------------------------
                                              Jeffrey Steinberg
                                              Administrative Partner

Dated: February 12, 1999                 HealthCare Ventures III, L.P.,
       Princeton, New Jersey             by its General Partner, HealthCare
                                         Partners III, L.P.,

                                          By: /s/ Jeffrey Steinberg
                                              --------------------------------
                                              Jeffrey Steinberg
                                              Administrative Partner

Dated: February 12, 1999                 HealthCare Partners III, L.P.
       Princeton, New Jersey
                                          By: /s/ Jeffrey Steinberg
                                              --------------------------------
                                              Jeffrey Steinberg
                                              Administrative Partner

Dated: February 12, 1999                 HealthCare Ventures IV, L.P.,
       Princeton, New Jersey             by its General Partner, HealthCare
                                         Partners IV, L.P.,

                                          By: /s/ Jeffrey Steinberg
                                              --------------------------------
                                              Jeffrey Steinberg
                                              Administrative Partner

Dated: February 12, 1999                 HealthCare Partners IV, L.P.
       Princeton, New Jersey
                                          By: /s/ Jeffrey Steinberg
                                              --------------------------------
                                              Jeffrey Steinberg
                                              Administrative Partner

 Dated: February 12, 1999                 HealthCare Ventures V, L.P.,
        Princeton, New Jersey             by its General Partner, HealthCare
                                          Partners V, L.P.,

                                           By: /s/ Jeffrey Steinberg
                                               -------------------------------
                                               Jeffrey Steinberg
                                               Administrative Partner

 Dated: February 12, 1999                 HealthCare Partners V, L.P.
        Princeton, New Jersey
                                           By: /s/ Jeffrey Steinberg
                                               -------------------------------
                                               Jeffrey Steinberg
                                               Administrative Partner

 Dated: February 12, 1999                 By:         *
        Princeton, New Jersey                  -------------------------------
                                               James H. Cavanaugh, Ph.D.

 Dated: February 12, 1999                 By:         *
        Princeton, New Jersey                  -------------------------------
                                               Harold R. Werner

 Dated: February 12, 1999                 By:         *
        Cambridge, Massachusetts               -------------------------------
                                               John W. Littlechild

 Dated: February 12, 1999                 By:         *
        Princeton, New Jersey                  -------------------------------
                                               William Crouse

 Dated: February 12, 1999                 By:         *
        Cambridge, Massachusetts               -------------------------------
                                               Mark Leschly

 --------------------------

 *Signed by Jeffrey Steinberg as Attorney-in-Fact pursuant to the Power of Attorney filed previously and incorporated herein by reference.

                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

     The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Shire Pharmaceuticals Group plc and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated: February 12, 1999                  HealthCare Ventures II, L.P.,
       Princeton, New Jersey              by its General Partner, HealthCare
                                          Partners II, L.P.,

                                          By: /s/ Jeffrey Steinberg
                                              --------------------------------
                                              Jeffrey Steinberg
                                              Administrative Partner

Dated: February 12, 1999                  HealthCare Partners II, L.P.
       Princeton, New Jersey
                                          By: /s/ Jeffrey Steinberg
                                              --------------------------------
                                              Jeffrey Steinberg
                                              Administrative Partner

Dated: February 12, 1999                 HealthCare Ventures III, L.P.,
       Princeton, New Jersey             by its General Partner, HealthCare
                                         Partners III, L.P.,

                                          By: /s/ Jeffrey Steinberg
                                              --------------------------------
                                              Jeffrey Steinberg
                                              Administrative Partner

Dated: February 12, 1999                 HealthCare Partners III, L.P.
       Princeton, New Jersey
                                          By: /s/ Jeffrey Steinberg
                                              --------------------------------
                                              Jeffrey Steinberg
                                              Administrative Partner

Dated: February 12, 1999                 HealthCare Ventures IV, L.P.,
       Princeton, New Jersey             by its General Partner, HealthCare
                                         Partners IV, L.P.,

                                          By: /s/ Jeffrey Steinberg
                                              --------------------------------
                                              Jeffrey Steinberg
                                              Administrative Partner

Dated: February 12, 1999                 HealthCare Partners IV, L.P.
       Princeton, New Jersey
                                          By: /s/ Jeffrey Steinberg
                                              --------------------------------
                                              Jeffrey Steinberg
                                              Administrative Partner

 Dated: February 12, 1999                 HealthCare Ventures V, L.P.,
        Princeton, New Jersey             by its General Partner, HealthCare
                                          Partners V, L.P.,

                                           By: /s/ Jeffrey Steinberg
                                               --------------------------------
                                               Jeffrey Steinberg
                                               Administrative Partner

 Dated: February 12, 1999                 HealthCare Partners V, L.P.
        Princeton, New Jersey
                                           By: /s/ Jeffrey Steinberg
                                               --------------------------------
                                               Jeffrey Steinberg
                                               Administrative Partner

 Dated: February 12, 1999                 By:         *
        Princeton, New Jersey                  --------------------------------
                                               James H. Cavanaugh, Ph.D.

 Dated: February 12, 1999                 By:         *
        Princeton, New Jersey                  --------------------------------
                                               Harold R. Werner

 Dated: February 12, 1999                 By:         *
        Cambridge, Massachusetts               --------------------------------
                                               John W. Littlechild

 Dated: February 12, 1999                 By:         *
        Princeton, New Jersey                  --------------------------------
                                               William Crouse

 Dated: February 12, 1999                 By:         *
        Cambridge, Massachusetts               --------------------------------
                                               Mark Leschly

-------------------

*Signed by Jeffrey Steinberg as Attorney-in-Fact